Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of December 30, 2004 (this “Supplemental Indenture” or “Subsidiary Guarantee”), among Plains Louisiana Inc., a Delaware corporation (“Plains Louisiana”), PXP Louisiana L.L.C., a Delaware limited liability company (together with Plains Louisiana, the “Guarantors”), Plains Exploration & Production Company (together with its successors and assigns, the “Issuer”) and Wells Fargo Bank, N.A., as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, certain of its domestic Restricted Subsidiaries (the “Subsidiary Guarantors”) and the Trustee have heretofore executed and delivered an Indenture, dated as of June 30, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the initial issuance of an aggregate principal amount of $250,000,000 of 7 1/8 Senior Notes due 2014 of the Issuer (the “Securities”);

WHEREAS, Section 3.10 of the Indenture provides that the Issuer is required to cause each Restricted Subsidiary other than a Foreign Subsidiary created or acquired by the Issuer and each of the Congo Domestic Subsidiaries, to the extent set forth in the Indenture, to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, interest and Additional Interest, if any, on the Securities on a senior basis; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Subsidiary Guarantee, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Subsidiary Guarantee shall refer to the term “Securityholders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound Subsidiary Guarantee

SECTION 2.1 Agreement to be Bound. Each Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2 Subsidiary Guarantee. Each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each Subsidiary Guarantor, to each Holder of the Securities and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to each Guarantor shall be given as provided in the Indenture to such Guarantor, at the following address, with a copy to the Issuer as provided in the Indenture for notices to the Issuers: c/o Plains Exploration & Production Company, 700 Milam, Suite 3100, Houston, Texas 77002.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Subsidiary Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PLAIN LOUISIANA INC., as a Subsidiary Guarantor

By:	/s/ John F. Wombwell
Name:	John F. Wombwell
Title:	Vice President and Secretary

PXP LOUISIANA L.L.C., as a Subsidiary Guarantor

By:	/s/ John F. Wombwell
Name:	John F. Wombwell
Title:	Vice President and Secretary

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Melissa Scott
Name:	Melissa Scott
Title:	Vice President

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ John F. Wombwell
Name:	John F. Wombwell
Title:	Executive Vice President, General Counsel & Secretary